                 CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 12, 2004 and February 23, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Reports to Shareholders of PIMCO Advisors VIT, consisting of PEA Renaissance Portfolio, PEA Science and Technology Portfolio, PEA Small Cap Growth Portfolio, OpCap Equity Portfolio, OpCap Global Equity Portfolio, OpCap Managed Portfolio, OpCap Mid Cap Portfolio, OpCap Small Cap Portfolio, OpCap U.S. Government Income Portfolio, NFJ Small Cap Value Portfolio and NFJ Dividend Value Portfolio (formerly NFJ Equity Income), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
April 23, 2004